                                                                Exhibit 10(mm)



                         JOSEPH E. SEAGRAM & SONS, INC.
                                 375 Park Avenue
                               New York, NY 10152

                                                           As of January 1, 2000
Mr. Brian Mulligan
c/o Joseph E. Seagram & Sons, Inc.
375 Park Avenue
New York, NY  10152

Dear Mr. Mulligan:

         This letter agreement (the "Agreement") sets forth the terms and conditions under which you have agreed to serve as an Executive Vice President and Chief Financial Officer of The Seagram Company Ltd. ("SCL") and of Joseph E. Seagram & Sons, Inc. (the "Company") (collectively, "Seagram").

         1. Term. The term of this Agreement will commence on January 1, 2000 and continue until December 31, 2004 unless earlier terminated pursuant to the provisions of Paragraph 4 or 5 (the "Term").

         You agree and acknowledge that Seagram has no obligation to extend the Term or to continue your employment after expiration of the Term, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. You also agree and acknowledge that should Seagram choose to continue your employment for any period of time following the expiration of the Term (including any extensions thereof) without a new written agreement, your employment with Seagram will be "at will;" in other words, during any time following the expiration of the Term, Seagram may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice.

BCM
--------------------
Initials of Employee

         2. Duties. You agree to be employed and perform your exclusive services for the Company or one of its affiliates upon the terms and conditions of this Agreement. As Executive Vice President and Chief Financial Officer, you will perform such services consistent with your position as may be requested from time to time by the Board of Directors of SCL (the "SCL Board"), the Board of Directors of the Company (the "Company Board") or the Chief Executive Officer of SCL or the Company. You will report directly to the Chief Executive Officer of SCL or the Company, the SCL Board and the Company Board. At a minimum, the heads of the following departments of the Company will report directly to you: controllers group, treasury, tax, strategic planning, business development and, as of June 1, 2000, investor relations and information technology. The chief financial officers of the principal business units of Seagram will report directly to you, as well as to one or more individuals within their business units. You will not be required, without your consent, to perform your primary duties under this Agreement in a location other than in New York, New York or Los Angeles, California, except for reasonably required travel on Seagram's business. If you relocate to New York, the Company will not require your principal base of operation to be in Los Angeles.

         3. Compensation and Related Matters.

         (a) Base Salary. For all services rendered under this Agreement, commencing January 1, 2000, the Company will pay you a base salary at an annual rate of $1,000,000, payable in accordance with the Company's applicable payroll practices ("Base Salary").

         (b) Annual Bonus. You shall be eligible to receive annual bonus awards, subject to the terms and conditions set forth below:

         (i) Annual Bonus Targets.

                  (A) For the fiscal year ending June 30, 2000, your annual bonus target shall be $1.1 million.

                  (B) For the fiscal year ending June 30, 2001 your annual bonus target shall equal $1.5 million plus the product of $2.5 million and the percentage increase, if any, in the Consumer Price Index for all Urban Consumers for the New York Metropolitan Area (or any successor Consumer Price Index) (the "CPI") for the period July 1, 1999 through June 30, 2000.

                  (C) For each fiscal year ending on or after June 30, 2002 through the fiscal year ending June 30, 2004, your annual bonus target shall equal your annual bonus target for the prior fiscal year plus the product of (i) the sum of such prior year's annual bonus target and $1 million and (ii) the percentage increase in the CPI for such prior fiscal year.

                  (D) For the period commencing July 1, 2004 and ending December 31, 2004 (the "Final Period"), your annual bonus target shall equal one-half of the sum of (i) your annual bonus target for the prior fiscal year plus (ii) the product of (A) the sum of such prior year's annual bonus target and $1 million times (B) the percentage increase in the CPI for such prior fiscal year. Each annual bonus target set forth in (A) through (D) above shall be your "Annual Bonus Target" for the applicable period.

         (ii) Minimum Bonus.

                  (A) For the fiscal year ending June 30, 2000 your annual bonus shall not be less than $737,500.

                  (B) For each full fiscal year thereafter during the Term and for the Final Period your annual bonus shall not be less than one-half of your applicable Annual Bonus Target.

                  (C) For the Final Period, your bonus shall not be less than the Annual Bonus Target.

         (iii) Relationship to CEO Bonus. For each full fiscal year commencing July 1, 2000 and thereafter during the Term, your annual bonus shall not be less, when expressed as a percentage of the applicable Annual Bonus Target, than the percentage that the annual bonus paid to the Chief Executive Officer of SCL or the Company for such fiscal year represents of his annual bonus target.

         (iv) Time of Payment. Each annual bonus and the bonus for the Final Period shall be paid when bonuses are normally paid to the Company's senior executives, but, unless you otherwise elect, in no event later than 90 days following the end of the applicable period.

         (c) Supplemental Bonus. You shall receive a supplemental bonus of $500,000 (the "Supplemental Bonus") payable on September 1, 2000, at the discretion of the Chief Executive Officer of SCL, based on your performance.

      (d) Long Term Incentive Plan.

         (i) Initial Grant.

                  (A) You were granted, on November 3, 1999, (the "Grant Date") options to purchase 500,000 common shares without nominal or par value, of SCL (the "Options"). The Options shall be exercisable at a per share exercise price equal to $47.0938. The Options shall vest at the rate of 20% per year, commencing January 1, 2000 (i.e. the first 20% will become vested on such date) and shall be granted pursuant to the terms of the SCL 1996 Stock Incentive Plan (the "Plan").

                  (B) Unless earlier terminated pursuant to the terms of such Plan, the Options shall expire ten years following the Grant Date. Notwithstanding the foregoing, (I) if your employment hereunder is terminated due to an involuntary termination without Cause (as defined in this Agreement) at any time by the Company, or by you for Good Reason (as defined in this Agreement) the Options shall vest and become immediately exercisable in full, and (II) if your employment hereunder terminates due to your death or Disability (as defined in this Agreement) the Options shall vest and shall become exercisable in accordance with their original vesting schedule. Except as expressly otherwise provided herein, the post-termination exercise period of the Options shall be governed by the terms of the Plan (it being agreed that a termination of your employment without Cause (as defined in this Agreement) will be treated as an involuntary termination without "Cause" for purposes of the Plan).

         (ii) Subsequent Grants. In fiscal year 2000 and during each subsequent full fiscal year of the Term, the Company will recommend for approval to the SCL Human Resources Committee, and use its best efforts to cause the SCL Human Resources Committee to grant to you options at the level of 100,000 options per year (adjusted for any stock splits after the date of this Agreement) under the Plan (or any plan adopted in replacement thereof) in accordance with the plan's terms and conditions. The stock options to be granted to you will fully vest upon involuntary termination of your employment without Cause or termination for Good Reason at any time or voluntary termination within 30 days after the end of the Term.

         (e) Benefits and Perquisites. You will be entitled to participate in the benefit plans (including flexible perquisites, currently afforded at the rate of $16,000 per year) generally available to senior executive employees of the Company so long as the Company provides such plans and programs and subject to their terms and conditions, except that you will not participate in any severance plan of Seagram; provided that under the Company's Retirement Account Plan the maximum amount that may be taken into account shall be increased from $400,000 to $1,000,000; and provided further that your years of service with Universal will be taken into account in computing your benefits under such plans and programs unless taking such service into account would result in a duplication of benefits. In addition, you will continue to be entitled to participate in the Universal Executive Auto Allowance Program, in accordance with the program's terms and conditions, until you relocate to New York. Thereafter, the Company will provide to you at the Company's expense a car and driver. You shall have suitable office space and a secretary in both New York and Los Angeles, and you shall be provided first class hotel accommodations or apartment space when you are in New York (or, after relocation to New York, in Los Angeles) on business trips.

         (f) Expense Reimbursements. During your employment, the Company will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for its senior executive employees (which will include appropriate itemization and substantiation of expenses incurred). In the event you relocate to New York, you will be reimbursed for your moving expenses in accordance with then prevailing Company policy for Company's senior executive employees.

         (g) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulations.

         4. Compensation Upon Certain Termination Events.

         (a) Compensation Payable. Should your employment with Seagram and its affiliates terminate you will be entitled to the amounts and benefits shown on the following table, subject to Paragraphs 4(b) through 4(h) and Paragraph 5. In the event of such termination, and except for payments noted in this Paragraph 4 (or Paragraph 5, if applicable) and the provisions of Paragraph 3(d), Seagram will have no further obligations to you under this Agreement.

                                 Involuntary termination
                               without Cause; Good Reason
                                 Termination; Voluntary
      Termination              Termination within 30 days
      For Cause                after the end of the Term             Disability                         Death
      ---------                -------------------------             ----------                         -----
Payment of (1) any accrued     Same as for termination          Your Base Salary                Payment of (1) any accrued
but unpaid Base Salary due     for Cause except that your       pro-rated Annual Bonus          but unpaid Base Salary due
you through termination, and   Base Salary, 100%                Target will continue            you through your date of
(2) other unpaid amounts       of each remaining Annual         until the earliest of (1)       death and pro-rated Annual
then due you under Company     Bonus Target, any unpaid         the 180th day following         Bonus Target, and (2)
benefit plans or programs.     Supplemental Bonus and           the start of your               other unpaid amounts then
                               your benefits (other than        disability absence, or          due you under Company
                               benefits provided under          (2) your death and will         benefit plans or programs,
                               (1) any plan qualified           be reduced by other             except that those payments
                               under Section 401(a) of          Company-provided                will be made to your
                               the Internal Revenue Code        disability benefits             estate or legal
                               of 1986, as amended (the         available to you.               representative, and your
                               "Code") and (2) any stock        Payment of (1) any              death benefits payable due
                               or incentive based plan          accrued but unpaid Base         to your death under
                               other than as set forth          Salary due you through          Company employee benefit
                               above) will also continue        termination, and (2)            plans or programs will
                               through the expiration of        other unpaid amounts then       also be paid.
                               the original Term (i.e.,         due you under Company
                               Dec. 31, 2004), (or, if          benefit plans or programs.
                               longer, 12 months) subject
                               (except as described
                               above) to the terms and
                               conditions of each benefit
                               plan; provided further
                               that your medical coverage
                               hereunder shall continue
                               until the earlier of (i)
                               the original expiration
                               date of the Term (or, if
                               later, 12 months after
                               your termination of
                               employment) or (ii) the
                               date you obtain new
                               employment hereafter.

         (b) Termination for Cause. The Company may terminate your employment for Cause at any time without advance notice. If you are terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits as defined herein at Paragraph 5(d). "Cause" is defined as:

                  (i) your material failure to perform your material duties or your material breach of the terms of this Agreement which is not remedied by you within 30 days after receipt of written notice from the Company specifically delineating each claimed failure or breach and setting forth the Company's intention to terminate your employment if the failure or breach is not duly remedied, provided that if the specified failure or breach cannot reasonably be remedied within said 30-day period and you commence reasonable steps within said 30-day period to remedy such failure or breach and diligently continue such steps thereafter until a remedy is effected, such failure or breach will not constitute "Cause";

                  (ii) your material failure to comply with Company policies, including, without limitation those set forth in the Policies and Procedures for Worldwide Business Conduct of SCL and Affiliates and the SCL Discrimination and Sexual Harassment Policy, copies of which are attached as Schedule 1 to this Agreement as determined by the Company's Human Resources or Internal Audit Departments following a full, good faith investigation (provided that this Paragraph 4(b)(ii) shall not apply after a Change of Control as defined in Paragraph 5); or

                  (iii) your conviction of a felony or crime of moral turpitude.

         (c) Involuntary Termination. The Company may terminate your employment other than for Cause or on account of Disability, as defined in Paragraph 4(d), in which case you will receive continuation of Base Salary, 100% of each remaining Annual Bonus Target, the unpaid Supplemental Bonus, if any, and benefits as specified in Paragraphs 4(a) and (h). You agree that you will have no rights or remedies in the event of your termination without Cause other than those set forth in this Agreement.

         (d) Termination for Disability. The Company may terminate your employment on account of a Disability and the payments required by Paragraph 4(a) will be made. You will be deemed to have a "Disability" if you are incapacitated by a physical or mental condition, illness or injury which has prevented you from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period.

         (e) Death. If you die while employed under this Agreement, the payments required by Paragraph 4(a) will be made.

         (f) Voluntary Termination within 30 Days after the End of the Term. Notwithstanding Paragraph 1 or any other provision of this Agreement to the contrary, you may voluntarily terminate your employment, with or without reason, at any time within 30 days after the end of the Term. In such event, you will be entitled to receive the payments and benefits provided under Paragraphs 4(a) and
(h) for "Voluntary Termination within 30 days after the end of the Term."

         (g) Termination for Good Reason. You shall be entitled to terminate employment for "Good Reason," for purposes of this Paragraph 4, in the event of a material breach of this Agreement by Seagram, any material reduction of your title or duties, any reduction of your Base Salary or Annual Bonus Target or Minimum Bonus, any requirement to report to someone other than the Chief Executive Officer of the Company or SCL or any successor thereof pursuant to Paragraph 11 or any requirement to move to a location other than Los Angeles, California or New York, New York (provided that if you relocate to New York, the Company may not require you to move back to Los Angeles) if, in the event of any of the foregoing, such circumstance is not remedied within 30 days after receipt of written notice from you specifically delineating each act giving rise to Good Reason and setting forth your intention to terminate your employment if such breach is not duly remedied, provided that if the specified circumstance cannot reasonably be remedied within said 30-day period and the Company commences reasonable steps within said 30-day period to remedy said breach and diligently continues such steps thereafter until a remedy is effected, such circumstance will not constitute "Good Reason." In the event of your voluntary termination for Good Reason, you shall be entitled to the payments and benefits provided under Paragraphs 4(a) and (h) for involuntary termination without Cause or Good Reason termination.

         (h) Lump Sum Severance Payment. Notwithstanding any provision of this Agreement to the contrary, any severance payments as set forth in 4(a) attributable to your Base Salary and/or Annual Bonus Target and/or Supplemental Bonus which become payable to you will be paid in a lump sum payment, discounted as set forth below, within 30 days after your termination of employment. Should the Company fail to make payment within 30 days after your termination of employment as required by the preceding sentence, interest on such unpaid amount shall accrue at the prime rate charged from time to time by the Company's principal outside lending institution. Any lump sum payments required to be made to you hereunder will be discounted to present value from the time at which such amounts (including a projected CPI adjustment to the Annual Bonus Target based on the most recent CPI used under Paragraph 3(b) prior to your termination or calculated at the date of termination if in the first year of the Agreement) would have been paid absent any accelerated payment at an annual discount rate for the relevant periods equal to the "mid-term applicable Federal rate" (within the meaning of Section 1274(d) of the Code), compounded annually, in effect on the date of such termination.

         5. Change of Control Benefits. If your employment with the Company is terminated at any time within the three years following a Change of Control by the Company due to involuntary termination without Cause, or by you for Good Reason (as defined below) (the effective date of either such termination hereafter referred to as the "Termination Date"), you shall, subject to the terms and conditions of this Paragraph 5, be entitled to the payments and benefits provided hereafter in this Paragraph 5. If your employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company or SCL) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, you shall be entitled to the benefits provided hereafter in this Paragraph 5 and as set forth in this Agreement, and your

Termination Date shall be deemed to have occurred immediately following the Change of Control. Notwithstanding the foregoing, in the event you are otherwise entitled to termination payments or benefits under Paragraph 4 of this Agreement, that are greater than the applicable payments and benefits provided in any of subsections (a) through (g) of this Paragraph 5 (the "Other Benefits"), then you shall receive the Other Benefits in lieu of any payments or benefits under such subsection. For example, if you are entitled to a higher amount of cash severance under Paragraph 4 in the event you are terminated by the Company without Cause, than that provided by Paragraph 5(a) hereof, such higher amount of cash severance would be payable in lieu of the cash severance set forth in Paragraph 5(a), but the payments and benefits set forth in Paragraph 5(b) through (g) would remain applicable. If the Other Benefits are not greater than the benefits under this Paragraph 5, you shall receive benefits under this Paragraph 5 in lieu of the Other Benefits, the intent of this provision being to avoid duplication of benefits. Notice of termination without Cause or for Good Reason shall be given in accordance with Paragraph 12, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date. Notwithstanding anything in this Agreement to the contrary, this Paragraph 5 shall not be effective to the degree necessary to preserve "pooling of interests" accounting treatment (as reasonably determined by the Company).

         "Change of Control" is defined as the first to occur of any of the following:

                  (i) any "person" or "group" (as described in the Act) becomes the beneficial owner of 25% or more of the combined voting power of the then outstanding voting securities with respect to the election of the SCL Board of Directors, and also holds more than any group or person who is the beneficial owner, on the Effective Date, of over 20% of SCL common shares. "Person" does not include any SCL or Company employee benefit plan, any company the shares of which are held by SCL's shareholders in substantially the same proportion as they held SCL stock, or any testamentary trust or estate;

                  (ii) any merger, consolidation, amalgamation, plan of arrangement, reorganization or similar transaction involving SCL, other than, in the case of any of the foregoing, a transaction in which SCL shareholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than 50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity;

                  (iii) any change in a majority of SCL's Board of Directors within a 24-month period unless the change was approved by a majority of the "Incumbent Directors" (defined as members of SCL's Board of Directors at the beginning of the period in question, including any directors who were not members of SCL's Board of Directors at the beginning of such period but were elected or nominated to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such directors were not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest);

                  (iv) any liquidation or sale of all or substantially all of the assets of SCL; or

                  (v) any other transaction so denominated by SCL's Board of Directors.

                  "Good Reason," for purposes of this Paragraph 5, is defined as any of the following actions on or after a Change of Control, without your express prior written approval, other than due to your Permanent Disability or death:

                  (i) any decrease in, or any failure to increase in accordance with this Agreement, Base Salary or Target Bonus;

                  (ii) any decrease in your pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to you immediately prior to the Change of Control; for this purpose employee benefits shall include, but not be limited to life insurance, medical and disability benefits, flexible perquisites and matching gifts;

                  (iii) any diminution in your title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which SCL immediately thereafter is no longer publicly held);

                  (iv) any requirement to move to a location other than Los Angeles, California or New York, New York, other than normal travel consistent with past practice (provided that if you relocate to New York, the Company may not require you to move back to Los Angeles); or

                  (v) notice of termination of employment given by you within the thirty-day period following the first day of the 14th month following the Change of Control (the "First Day"), unless either (a) the Chief Executive Officer of SCL immediately prior to the Change of Control is still the Chief Executive Officer of SCL (or a company that directly or indirectly owns at least 50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of SCL or its successor (a "Parent Company")) on the First Day (or he fails to be the Chief Executive Officer by reason of death or Permanent Disability) or (b) you are serving as an officer of SCL, and SCL is a Publicly Traded Company (defined as a company whose common equity securities (including American Depositary

         Shares or American Depositary Receipts relating to such equity securities) are traded or quoted on a principal United States, Canadian or European stock market or trading system, and are owned by more than 1,000 shareholders) (or, if SCL is not a Publicly Traded Company, then of a Parent Company that is a Publicly Traded Company), without having experienced a diminution in title or reporting relationship or a substantial diminution in duties or responsibilities in such capacity.

         Except as provided in (v) above, you shall have six months from the time you first become aware of the existence of Good Reason under this Paragraph 5 to resign for Good Reason.


         (a) Severance Payments. Within fifteen business days after the Termination Date, the Company shall pay you a cash lump sum equal to:

                  (1) three times your Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction; and

                  (2) three times your Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided that if any reduction of the Target Bonus, or any failure to increase the Target Bonus hereunder has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction or after giving effect to such increase, as the case may be; and

                  (3) your Target Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days you were employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365.

         (b) Treatment of Stock Options. Any unvested stock options outstanding on the date of the Change of Control (and any options into which such options are converted or options granted in substitution for such unvested options) shall become fully exercisable, and shall remain exercisable for the period applicable to vested options under the applicable option agreement.

         (c) Continuation of Benefits. Until the third anniversary of the Termination Date, the Company shall, at its expense, provide you and your spouse and dependents with medical, life insurance and disability coverages at the level provided to you immediately prior to the Change of Control; provided, however, that if you become employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer.

         (d) Payment of Earned But Unpaid Amounts. Within fifteen business days after the Termination Date, the Company shall pay you the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, all compensation previously deferred by you but not yet paid and reimbursement for any unreimbursed expenses properly incurred by you in accordance with Company policies prior to the Termination Date. You shall also receive such employee benefits, if any, to which you may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (d), the "Accrued Benefits").

         (e) Additional Benefit Plan Service and Age. For purposes of eligibility for retirement, for early commencement or actuarial subsidies under any Company pension, medical reimbursement or life insurance plan (or any such alternative contractual arrangement that you may have with the Company), you will be credited with an additional three years of service and age beyond that accrued as of the Termination Date; provided that if any benefits afforded by this Agreement, including the benefits arising from the grant of additional service and age, cannot be provided under the qualified pension plan of the Company due to the qualification provisions of the Code, the benefit, or its equivalent in value, shall be provided under a nonqualified pension plan of the Company.

         (f) Supplemental Retirement and Profit Sharing Benefits. You will become fully vested in any unfunded pension benefit provided under any nonqualified pension plan, program or arrangement in which you participate (including, without limitation, the Supplemental Retirement Account Plan of the Company).

         (g) Outplacement Counseling. For the three-year period following the Termination Date, (or, if earlier, the date you first obtain full-time employment after the Termination Date), the Company shall reimburse all reasonable expenses you incur for professional outplacement services by qualified consultants you select.

         6. Mitigation. You shall not be required to mitigate damages or amounts and benefits payable to you under any of the provisions of this Agreement by seeking other employment or otherwise, and, subject to Paragraphs 4(a) and 5(c), compensation or benefits of any kind which are earned or received by you from such employment, any third party, your self-employment or otherwise shall not reduce or offset the amounts and benefits otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against you.

         7. Gross-Up.

         (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after your payment of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) All determinations required to be made under this Paragraph 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to you and the Company within ten business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of your residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 7, shall be paid to you by the Company (or to the appropriate taxing authority on your behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Any determination by the Accounting Firm shall be binding upon you and the Company. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) you was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Paragraph 7(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

         (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim,
                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if you are required to extend the statute of limitations to enable the Company to contest such claim, you may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after your receipt of an amount paid or advanced by the Company pursuant to this Paragraph 7, you become entitled to receive any refund with respect to a Gross-Up Payment, you shall (subject to the Company's complying with the requirements of Paragraph 7(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Paragraph 7(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

         8. Covenants.

         (a) Acknowledgment. You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. You agree that the Company would be severely damaged if you misused or disclosed this information. To prevent this harm, you are making the promises set forth in this Paragraph 8. You acknowledge that the provisions of this Paragraph 8 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Paragraph 8, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

         (b) Promise Not to Disclose. You will hold in a fiduciary capacity, for the benefit of Seagram, all confidential or proprietary information, knowledge and data of Seagram which you may acquire, learn, obtain or develop during your employment by Seagram. Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by Seagram or as ordered by the court or with respect to matters that are generally known to the public. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom Seagram has a business relationship or to whom Seagram or its affiliates owe a duty of confidentiality, other than as required by Seagram. The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by Seagram and its affiliates ("Company Information"). Company Information will be considered and kept as the private, proprietary and confidential information of the Company and its affiliates except within the Company and its affiliates as required to perform services, and may not be divulged without the express written authorization of the Company or as ordered by the court or with respect to matters that are generally known to the public. You further agree that you will neither publicly disclose the terms of this Agreement except as may be required by law nor publicly discuss Seagram or its affiliates in a manner that tends to portray any of them in an unfavorable light.

         (c) Promise Not to Engage In Certain Activities. You will not at any time during your employment by the Company be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company and its affiliates or
(ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than one percent (1%) of the outstanding capital stock of any corporation.

         (d) Promise to Return Property. All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company's business in whatever form (including electronic) will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company's request. It is understood that the obligation in the preceding sentence does not apply to your personal information.

         (e) Promise Not to Solicit. You will not during (i) the period of your employment by the Company or (ii) the period ending one (1) year after the period described in the previous clause (i) induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to work for, contract with or represent any of the Company's (or its affiliates') competitors.

         (f) Company Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with the Company and/or any of Company's affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-made-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.

         (g) Prior Restrictions. You represent that you are free to enter into this Agreement and are not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party. If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the Term.

         9. Service Unique. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company rights and remedies will be unrestricted.

         10. Indemnification; Director's and Officer's Liability Insurance. You shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. The Company agrees that, subject to Paragraph 13(d), to the extent permitted by law, you will be entitled to indemnification and payment or reimbursement of expenses (including attorneys' fees and expenses) for all damages, losses and expenses incurred by you in connection with any claim, action, suit or proceeding which arises from your services and/or activities as an officer and/or employee of the Company or any affiliate thereof. In addition, in the event of a Change of Control as defined in Paragraph 5, the Company shall maintain Director's and Officer's liability insurance on your behalf, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations.

         11. Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by you and the Company and our respective heirs, legal representatives, successors and assigns. If SCL shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. SCL shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of SCL, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Paragraph 11 shall continue to apply to each of your subsequent employers hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

         12. Notices. For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         If to Employee:

         At the address indicated on the first page hereof.

         with a copy to:

         Ziffren, Brittenham, Branca & Fischer LLP
         1801 Century Park West
         Los Angeles, California  90067-6406
         Attention:  Samuel Fischer

         If to the Company:

         Joseph E. Seagram & Sons, Inc.
         375 Park Avenue
         New York, New York 10152
         Attention: Senior Vice President, Human Resources

         with a copy to:

         Attention: General Counsel

or to such other address as either party will have furnished to the other in writing. Notice and communications will be effective when actually received by the addressee.

         13. Arbitration of Disputes.

         (a) Arbitrable Disputes. You and the Company agree to use final and binding arbitration to resolve any dispute (an "Arbitrable Dispute") which you or the Company may have with the other party or any affiliate in respect of this Agreement. This arbitration agreement applies to all matters relating to this Agreement, your employment with and/or termination from the Company, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation, including, but not limited to those covered by the California Fair Employment and Housing Act, the 1964 Civil Rights Act, 42 U.S.C. Section 2000e et seq., the federal Age Discrimination in Employment Act, and the Americans with Disabilities Act.

         (b) Injunctive Relief. Notwithstanding Paragraph 13(a), due to the irreparable harm that would result from an actual or threatened violation of Paragraph 8 that involves disclosure or use of confidential information, trade secrets, or competition with the Company and Paragraphs 3 and 9 that involve exclusivity of your services with Universal, you agree that the Company may seek an injunction prohibiting you from committing such a violation.

         (c) The Arbitration. Arbitration will take place in New York, New York before a single experienced employment arbitrator licensed to practice law in New York and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way.

         (d) Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs will be paid in equal shares by the Company and you. However, the Company shall pay your costs and expenses, including attorneys' fees and disbursements, if you prevail in a proceeding regarding your termination of employment following a Change of Control, as determined pursuant to paragraph 5.

         (e) Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute.

         14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

         15. Miscellaneous. No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles. This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you. The Company shall reimburse you for reasonable attorneys fees incurred by you in negotiating this Agreement.

         16. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

         17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         18. Entire Agreement. This Agreement sets forth the entire understanding between us; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement, except for the terms of any applicable stock option agreement, which shall still apply. All prior employment agreements, agreements expressly concerning the effect of a Change of Control on the relationship between the Company and the other members of the Company and you, and understandings and obligations (whether written, oral, express or implied) between us, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement, except as expressly provided herein. The Company agrees to pay your reasonable attorneys' fees incurred in connection with entering into this Agreement.

                                  Very truly yours,

                                  JOSEPH E. SEAGRAM & SONS, INC.

                                  By:    Edgar Bronfman, Jr.
                                         -------------------
                                  Name:  Edgar Bronfman, Jr.
                                  Title: President and Chief Executive Officer


ACCEPTED AND AGREED

Brian C. Mulligan
-----------------
BRIAN MULLIGAN